EXHIBIT 23.2
CONSENT OF
SCHLUMBERGER DCS
     We hereby consent to the use of the name “Data & Consulting Services (DCS) Division of Schlumberger Technology Corporation” and the use of any references to such entities, and the inclusion of and references to our reports, or information contained therein, dated February 7 and February 8, 2006, prepared for Aurora Energy, Ltd. and dated September 6, 2006 and September 14, 2006, prepared for Aurora Oil & Gas Corporation in the SB-2 Registration Statement for the filing dated on or about October 16, 2006.

Pittsburgh, Pennsylvania
October 16, 2006

Charles M. Boyer II, P.G.
Operations Manager
Pittsburgh Consulting Services